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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4) and the related Joint Proxy Statement/Prospectus of Keystone Financial, Inc. for the registration of 15,903,416 shares of its common stock and to the incorporation by reference therein of our report dated March 1, 1996, with respect to the consolidated financial statements of Financial Trust Corp and subsidiaries for the years ended December 31, 1995 and December 31, 1994 included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

                                       ERNST & YOUNG LLP

Harrisburg, Pennsylvania

March 4, 1997